Exhibit 99.1

News Release
Investor Contact: Alondra Oteyza, +1.713.439.8822, alondra.oteyza@bakerhughes.com Media Contact: Melanie Kania, +1.713.439.8303, melanie.kania@bakerhughes.com	Baker Hughes Incorporated 2929 Allen Parkway Houston, Texas 77019 Phone: 713.439.8600 Fax: 713.439.8280 www.bakerhughes.com

Baker Hughes Announces First Quarter Results

•	Revenue of $2.7 billion for the quarter, down 21% sequentially and 42% year-over-year

•	Sequential and year-over-year decremental operating margins for the quarter were 28% and 13%, respectively

•	GAAP net loss per share of $2.22 for the quarter includes $1.14 per share of tax valuation allowances and $0.64 per share of adjusting items

•	Operating results include costs in excess of 500 bps, in excess of $0.25 per share, retained in compliance with the merger agreement
HOUSTON, Texas (April 27, 2016) – Baker Hughes Incorporated (NYSE: BHI) announced today results for the first quarter of 2016.
“During the quarter, the industry faced another precipitous decline in activity, exceeding even the most pessimistic predictions, as E&P companies further cut spending in an effort to protect cash flows,” said Martin Craighead, Baker Hughes Chairman and Chief Executive Officer. “As a result of this steep decrease in customer spending, our revenue for the first quarter was down 21% sequentially. Compared to the prior year, revenue declined 42%, driven by lower activity as evident by the 41% global rig count drop, reduced pricing across most markets, and the strategic decision to continue limiting our exposure to unprofitable onshore pressure pumping business in North America.
“Despite the severity of these headwinds, decremental operating margins sequentially and year-over-year were contained to 28% and 13%, respectively. Although we have taken significant actions to manage our cost structure during the downturn, we are retaining costs in our operating profit margins in compliance with the merger agreement. Additionally, the unique circumstances in which we are operating limit our ability to consider and action a broader range of measures required to align the company with the current and near-term market conditions.
“In North America, revenue declined 28% compared to the fourth quarter of 2015, driven primarily by reduced U.S. onshore activity and the associated price erosion. Additionally, due to the unsustainable pricing in onshore pressure pumping, we continue to limit the pursuit of certain opportunities as we strive for cash-flow-positive operations in this business. In spite of the drop in revenue, decremental operating margins of 15% were achieved in the region as a result of cost-saving measures and lower depreciation expense from prior-year impairments. Internationally, revenue fell 19% sequentially for the quarter as activity declined significantly in important markets for us, such as Brazil, Southeast Asia, North Sea, West Africa, and Argentina. The reduction in revenue was exacerbated by unfavorable product mix and pricing, and resulted in a contraction of our international margins.
“In the second quarter, we forecast the North America rig count to fall 30% compared to the first quarter average. For the second half of the year, we project the U.S. rig count will begin to stabilize, although we do not expect activity to meaningfully increase in 2016. Conversely, the international rig count is predicted to drop steadily through the end of the year as we see limited new projects in the pipeline.

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Baker Hughes Announces First Quarter Results

“In this environment, helping our customers maximize production while lowering overall costs is more critical than ever before. Our products and services put us in a remarkable position to lower the cost of well construction, optimize well production, and increase ultimate recovery as we continue to leverage opportunities to convert our capabilities into earnings.”
2016 First Quarter Results
Revenue for the quarter was $2.7 billion, a decrease of $724 million, or 21% sequentially, and down $1.9 billion, or 42% compared to the first quarter of 2015.
Adjusted EBITDA (a non-GAAP measure) was $108 million for the quarter, a decrease of $268 million, or 71% sequentially, and down $350 million, or 76% compared to the first quarter of 2015.
On a GAAP basis, net loss attributable to Baker Hughes for the first quarter was $981 million, or $2.22 per diluted share. Included in our net income was tax valuation allowances of $502 million ($1.14 per diluted share), adjusting items of $280 million after-tax ($0.64 per diluted share) and merger retained costs in excess of $110 million after-tax ($0.25 per diluted share).
Adjusted net loss (a non-GAAP measure) for the quarter was $701 million, or $1.58 per diluted share. Adjusted net loss excludes impairment and restructuring charges of $145 million after-tax ($0.33 per diluted share), merger and related costs of $92 million after-tax ($0.21 per diluted share), and a loss on a firm purchase commitment of $43 million after-tax ($0.10 per diluted share). These adjustments total $280 million after-tax ($0.64 per diluted share).
Free cash flow (a non-GAAP measure) for the quarter was ($103) million. Excluding merger-related and restructuring payments of $296 million, free cash flow was $193 million for the quarter.
For the quarter, capital expenditures were $86 million, a decrease of $128 million, or 60% sequentially, and down $229 million, or 73% compared to the first quarter of 2015. The reduction in capital expenditures is attributable to lower activity levels and our continued focus on capital discipline. Depreciation and amortization expense for the quarter was $354 million, a decline of $62 million, or 15% sequentially, and down $106 million, or 23% compared to the same quarter last year. The decline in depreciation and amortization is primarily related to the prior-year impairment and restructuring actions.
Corporate costs were $32 million, compared to $29 million in the prior quarter and $49 million in the first quarter of 2015. The year-over-year reduction in corporate costs is mainly due to workforce reductions and lower spend.
Income tax expense for the quarter of $367 million includes $502 million of valuation allowances recorded primarily against U.S. and non-U.S. tax loss carryforwards and other deferred tax assets, given the uncertainty as to when, or if, in certain jurisdictions, we will generate sufficient future taxable income to utilize such carryforwards and other deferred tax assets in light of the prolonged downturn.
North America
North America revenue of $819 million for the quarter decreased 28% sequentially. The decline was driven primarily by a steep drop in U.S. onshore activity as the rig count dropped 26% compared to the prior quarter. Revenue also was impacted by share losses in onshore pressure pumping as we strive for cash-flow-positive operations in unsustainable market conditions, and increased pricing pressure, mainly in the completion and production product lines. Activity also declined in Canada, as evident in the 6% sequential rig count drop, as most projects remain uneconomical at current oil prices.

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Baker Hughes Announces First Quarter Results

North America adjusted operating profit margin (a non-GAAP measure) was (21.2%) for the first quarter, compared to (11.2%) in the prior quarter. Despite the erosion of margins driven by the sharp decline in activity and an increasingly unfavorable pricing environment, a sequential 15% decremental operating margin was achieved as a result of ongoing cost reduction measures, lower depreciation and amortization from prior-year impairments, and reduced liquidated damages and other costs related to sand supply contracts.
Compared to the same quarter last year, revenue declined 59% as a result of a steep drop in activity, as reflected in the 58% year-over-year rig count decline, and deteriorating pricing conditions as operators further adjust their spending in 2016. All product lines have been unfavorably impacted by the activity drop, with production chemicals, deepwater operations, and artificial lift showing the most resilience. Revenue also has been impacted by onshore pressure pumping share reductions. Year-over-year operating margins decreased from (2.5%) in the prior year to (21.2%) in the current year as a result of reduced activity and ongoing price erosion. Actions taken to reduce operating costs, combined with reduced depreciation and amortization from the prior-year impairments, helped mitigate the impact on margins of the precipitous decline in revenue.
Latin America
First quarter revenue for Latin America was $277 million, down 35% sequentially. The decline in revenue was driven mainly by the steep activity reduction in offshore Brazil, Argentina, and the Andean area, as reflected in the 33% sequential rig count decline for these critical markets. Activity also declined in Mexico as a result of ongoing budgetary constraints in the country.
Adjusted operating profit margin for Latin America for the quarter was (23.8%), compared to 3.5% for the prior quarter. The sequential decrease in operating profit was driven by the abrupt reduction in activity and an unfavorable product mix as a result of lower activity in offshore and artificial lift markets. The current quarter included $42 million of provisions for doubtful accounts, mostly as a result of ongoing collection challenges from a cash-constrained customer in Ecuador, an $8 million increase from the prior quarter. Also, the first quarter results include an expense of $15 million related to local non-income taxes.
Compared to the prior year, revenue decreased 44%, primarily driven by activity declines, as evident in the 46% rig count drop, exclusive of Venezuela, where we have limited presence. Activity has declined swiftly across the entire region, with the Andean area experiencing the largest decline. Year over year, margins decreased from 9.1% in the first quarter of 2015 to (23.8%) in the current quarter. The impact on margins from lower revenue was exacerbated by an unfavorable product mix from reduced offshore and artificial lift activity. The first quarter of 2016 also included an additional $33 million of provisions for doubtful accounts and an expense of $15 million related to local non-income taxes, which have reduced the benefit of implemented cost reduction measures.
Europe/Africa/Russia Caspian
Europe/Africa/Russia Caspian revenue of $611 million for the quarter decreased 15% sequentially, primarily as a result of reduced activity and price deterioration in the North Sea and West Africa, as customers reduce spending. Revenue also was unfavorably impacted by foreign exchange rates, particularly in the European and Russian currencies.
Adjusted operating profit margins were (3.1%) for the first quarter of 2016, compared to 6.6% for the prior quarter. In addition to reduced activity and pricing, margins were negatively impacted by an unfavorable product and geographic mix resulting from lower offshore activity in key markets. Margins for the quarter also were unfavorably impacted by foreign exchange losses and provisions for doubtful accounts, which impacted margins by 260 bps.

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Baker Hughes Announces First Quarter Results

Compared to the prior year, revenue declined $284 million, or 32%. The decrease can be attributed to activity reductions across all markets, primarily in West Africa, the UK, and Continental Europe; price deterioration throughout the region; and the unfavorable change in exchange rates, mainly in the European and Russian currencies. Year over year, margins decreased 88 bps, as the decline in operating profit from reduced activity and unfavorable pricing was entirely offset by improved profitability from implemented cost-saving actions and a $60 million decline in provisions for doubtful accounts, primarily in Africa.
Middle East/Asia Pacific
Middle East/Asia Pacific revenue of $718 million for the quarter declined 12% sequentially. The reduction in revenue is driven primarily by lower activity in Southeast Asia and Australia, where the rig count has dropped 18% compared to the prior quarter. Revenue was also negatively impacted by unfavorable pricing across the region.
Adjusted operating profit margin was 6.8%, a 304 bps improvement compared to the fourth quarter. Despite reduced activity and pricing, profit margins improved as a result of cost-saving measures implemented throughout the region and of prior-quarter one-time charges in Iraq and in Asia Pacific not repeating.
Compared to the prior year, revenue decreased $198 million, or 22%, predominantly as a result of reduced activity in Southeast Asia, Australia, and Iraq, and significant pricing pressure across the region. Year over year, margins remained unchanged, despite lower activity levels and unfavorable pricing, due to the benefit from cost-saving actions and from $22 million of provisions for doubtful accounts in the prior year that did not repeat in the current quarter.
Industrial Services
Industrial Services revenue of $245 million for the quarter decreased 14% sequentially. The decline in revenue was related mainly to ongoing project delays in the process and pipeline services business stemming from reduced customer spending associated with the lower commodity pricing environment. Revenue also was negatively impacted by the seasonal drop in activity that occurs in the first quarter.
Adjusted operating profit margins were (1.6%), compared to 7.7% in the prior quarter. The decline in margins was attributable to the drop in activity and an increase in environmental costs.
Compared to the prior year, revenue decreased 14% due to activity declines across all business lines as a result of customers reducing spending and delaying projects. Revenue also was negatively impacted by pricing and the unfavorable change in foreign exchange rates. Year-over-year operating profit margins declined 515 bps from 3.5% in the prior year, due primarily to activity reductions and price concessions.
___________________________________________________________________________________________
Please see Table 1 for a reconciliation of GAAP to non-GAAP financial measures. A reconciliation of net income (loss) attributable to Baker Hughes to Adjusted EBITDA is provided in Table 2. Supplemental segment financial information for revenue, adjusted operating profit (loss) before tax (a non-GAAP measure), and adjusted operating profit before tax margin is provided in Table 5. Decremental operating margin (a non-GAAP measure) is the decrease of adjusted operating profit (loss) before interest expense and income taxes between two periods, divided by the increase or decrease in revenue between the same two periods (see Table 5). Free cash flow is defined as net cash flows provided by operating activities less disbursements for capital expenditures plus proceeds from disposal of assets.

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Baker Hughes Announces First Quarter Results

Consolidated Condensed Statements of Income (Loss)1

	Three Months Ended
	March 31,		December 31,
(In millions, except per share amounts)	2016	2015	2015
Revenue	$2,670	$4,594	$3,394
Costs and expenses:
Cost of revenue	2,658	4,342	3,114
Research and engineering	102	138	100
Marketing, general and administrative	207	287	220
Impairment and restructuring charges	160	573	1,246
Merger and related costs	102	28	91
Total costs and expenses	3,229	5,368	4,771
Operating loss	(559)	(774)	(1,377)
Interest expense, net	(55)	(54)	(55)
Loss before income taxes	(614)	(828)	(1,432)
Income taxes	(367)	235	397
Net loss	(981)	(593)	(1,035)
Net loss attributable to noncontrolling interests	—	4	4
Net loss attributable to Baker Hughes	$(981)	$(589)	$(1,031)

Basic and diluted loss per share attributable to Baker Hughes	$(2.22)	$(1.35)	$(2.35)

Weighted average shares outstanding, basic and diluted	442	437	439

Depreciation and amortization expense	$354	$460	$416
Capital expenditures	$86	$315	$214

1
Beginning in 2016, all merger and related costs are presented in a separate line item in the consolidated condensed statement of income (loss). Prior-year merger and related costs were reclassified from cost of revenue; research and engineering costs; and marketing, general and administrative costs to conform to the current year presentation.

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Consolidated Condensed Balance Sheets

	March 31,	December 31,
(In millions)	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$2,192	$2,324
Accounts receivable - less allowance for doubtful accounts (2016 - $431, 2015 - $383)	2,800	3,217
Inventories, net	2,789	2,917
Other current assets	990	810
Total current assets	8,771	9,268
Property, plant and equipment, net	6,323	6,693
Goodwill	6,074	6,070
Intangible assets, net	549	583
Other assets	1,219	1,466
Total assets	$22,936	$24,080
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$1,153	$1,409
Short-term debt and current portion of long-term debt	162	151
Accrued employee compensation	507	690
Other accrued liabilities	640	525
Total current liabilities	2,462	2,775
Long-term debt	3,885	3,890
Deferred income taxes and other tax liabilities	375	252
Long-term liabilities	812	781
Equity	15,402	16,382
Total liabilities and equity	$22,936	$24,080

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Baker Hughes Announces First Quarter Results

Consolidated Condensed Statements of Cash Flows

	Three Months Ended March 31,
(In millions)	2016	2015
Cash flows from operating activities:
Net loss	$(981)	$(593)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation and amortization	354	460
Other noncash items	522	165
Other, primarily working capital	6	224
Net cash flows provided by (used in) operating activities	(99)	256
Cash flows from investing activities:
Expenditures for capital assets	(86)	(315)
Proceeds from disposal of assets	82	81
Proceeds from maturities of investment securities	202	—
Purchases of investment securities	(137)	—
Other	—	(3)
Net cash flows provided by (used in) investing activities	61	(237)
Cash flows from financing activities:
Net repayments of short-term debt and other borrowings	(5)	(54)
Dividends	(74)	(75)
Other	(16)	(17)
Net cash flows used in financing activities	(95)	(146)
Effect of foreign exchange rate changes on cash and cash equivalents	1	(7)
Decrease in cash and cash equivalents	(132)	(134)
Cash and cash equivalents, beginning of period	2,324	1,740
Cash and cash equivalents, end of period	$2,192	$1,606

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Baker Hughes Announces First Quarter Results

Table 1: Reconciliation of GAAP and Non-GAAP Financial Measures
The following table reconciles net loss attributable to Baker Hughes, which is the directly comparable financial result determined in accordance with Generally Accepted Accounting Principles (GAAP), to adjusted net loss1 (a non-GAAP financial measure). Adjusted net loss excludes identified items with respect to 2015 and 2016 as disclosed below:

	Three Months Ended
	March 31,				December 31,
	2016		2015		2015
(In millions, except per share amounts)	Net Loss	Basic and Diluted Loss Per Share	Net Loss	Basic and Diluted Loss Per Share	Net Loss	Basic and Diluted Loss Per Share
Net loss attributable to Baker Hughes (GAAP)	$(981)	$(2.22)	$(589)	$(1.35)	$(1,031)	$(2.35)
Identified item:
Impairment and restructuring charges[2]	145	0.33	415	0.95	871	1.99
Merger and related costs[3]	92	0.21	20	0.05	67	0.15
Loss on firm purchase commitment[4]	43	0.10	—	—	—	—
Inventory adjustments[5]	—	—	122	0.28	—	—
Adjusted net loss (non-GAAP)[1]	$(701)	$(1.58)	$(32)	$(0.07)	$(93)	$(0.21)

1
Adjusted net loss is a non-GAAP measure comprised of net loss attributable to Baker Hughes, excluding the impact of certain identified items. The Company believes that adjusted net loss is useful to investors because it is a consistent measure of the underlying results of the Company’s business. Furthermore, management uses adjusted net loss as a measure of the performance of the Company’s operations.

2	Impairment and restructuring charges associated with asset impairments, workforce reductions, facility closures, and contract terminations.
3
Merger and related costs recorded in all presented periods included amounts under our retention programs and obligations for minimum incentive compensation, which based on meeting eligibility criteria, have been treated as merger and related expenses.

4	Loss on firm purchase commitment was recorded in North America during the first quarter of 2016.
5	Inventory adjustments were recorded in the first quarter of 2015 to adjust the carrying value of certain inventory of which $159 million was in North America and $12 million was in Latin America.

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Table 2: Calculation of EBIT, EBITDA, and Adjusted EBITDA1

	Three Months Ended
	March 31,		December 31,
(In millions)	2016	2015	2015
Net loss attributable to Baker Hughes	$(981)	$(589)	$(1,031)
Net loss attributable to noncontrolling interests	—	(4)	(4)
Income taxes	367	(235)	(397)
Loss before income taxes	(614)	(828)	(1,432)
Interest expense, net	55	54	55
Loss before interest and taxes (EBIT)	(559)	(774)	(1,377)
Depreciation and amortization expense	354	460	416
Loss before interest, taxes, depreciation and amortization (EBITDA)	(205)	(314)	(961)
Adjustments to EBITDA:
Impairment and restructuring charges[2]	160	573	1,246
Merger and related costs[3]	102	28	91
Loss on firm purchase commitment[4]	51	—	—
Inventory adjustments[5]	—	171	—
Adjusted EBITDA	$108	$458	$376

1
EBIT, EBITDA, and Adjusted EBITDA (as defined in the calculations above) are non-GAAP measures. Management is providing these measures because it believes that such measures are widely accepted financial indicators used by investors and analysts to analyze and compare companies on the basis of operating performance.

2	Impairment and restructuring charges associated with asset impairments, workforce reductions, facility closures, and contract terminations.
3
Merger and related costs recorded in all presented periods included amounts under our retention programs and obligations for minimum incentive compensation, which based on meeting eligibility criteria, have been treated as merger and related expenses.

4	Loss on firm purchase commitment was recorded in North America during the first quarter of 2016.
5	Inventory adjustments were recorded in the first quarter of 2015 to adjust the carrying value of certain inventory, of which $159 million was in North America and $12 million was in Latin America.

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Table 3: Segment Revenue, Profit (Loss) Before Tax, and Profit Before Tax Margin1

	Three Months Ended
	March 31,		December 31,
(In millions)	2016	2015	2015
Segment Revenue
North America	$819	$2,006	$1,137
Latin America	277	493	428
Europe/Africa/Russia Caspian	611	895	723
Middle East/Asia Pacific	718	916	820
Industrial Services	245	284	286
Total Operations	$2,670	$4,594	$3,394
Profit (Loss) Before Tax
North America	$(225)	$(209)	$(127)
Latin America	(66)	33	15
Europe/Africa/Russia Caspian	(19)	(20)	48
Middle East/Asia Pacific	49	62	31
Industrial Services	(4)	10	22
Total Operations	$(265)	$(124)	$(11)
Corporate and Other Profit (Loss) Before Tax
Corporate	(32)	(49)	(29)
Interest expense, net	(55)	(54)	(55)
Impairment and restructuring charges	(160)	(573)	(1,246)
Merger and related costs[2]	(102)	(28)	(91)
Corporate, net interest and other	(349)	(704)	(1,421)
Profit (Loss) Before Tax	$(614)	$(828)	$(1,432)
Profit Before Tax Margin[1]
North America	(27.5%)	(10.4%)	(11.2%)
Latin America	(23.8%)	6.7%	3.5%
Europe/Africa/Russia Caspian	(3.1%)	(2.2%)	6.6%
Middle East/Asia Pacific	6.8%	6.8%	3.8%
Industrial Services	(1.6%)	3.5%	7.7%
Total Operations	(9.9%)	(2.7%)	(0.3%)

1
Profit before tax margin is a non-GAAP measure defined as profit (loss) before tax divided by revenue. Management uses the profit before tax margin because it believes it is a widely accepted financial indicator used by investors and analysts to analyze and compare companies on the basis of operating performance.

2
Beginning in 2016, we excluded merger and related costs from our operating segments. These costs are now presented as a separate line item in the consolidated condensed statement of income (loss). Prior-year merger and related costs have been reclassified to conform to the current year presentation.

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Table 4: Adjustments to Profit (Loss) Before Tax

	Three Months Ended
	March 31,
(In millions)	2016[1]	2015[2]
Adjustments to Profit (Loss) Before Tax
North America	$51	$159
Latin America	—	12
Europe/Africa/Russia Caspian	—	—
Middle East/Asia Pacific	—	—
Industrial Services	—	—
Total Operations	$51	$171

1	Loss on firm purchase commitment was recorded in North America during the first quarter of 2016.
2	Inventory adjustments were recorded in the first quarter of 2015 to adjust the carrying value of certain inventory.

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Table 5: Supplemental Segment Financial Information Excluding Certain Identified Items
The following table contains non-GAAP measures of adjusted operating profit (loss) before tax and adjusted operating profit before tax margin, which excludes identified items in Table 4:

	Three Months Ended
	March 31,		December 31,
(In millions)	2016	2015	2015
Segment Revenue
North America	$819	$2,006	$1,137
Latin America	277	493	428
Europe/Africa/Russia Caspian	611	895	723
Middle East/Asia Pacific	718	916	820
Industrial Services	245	284	286
Total Operations	$2,670	$4,594	$3,394
Adjusted Operating Profit (Loss) Before Tax[1,2]
North America	$(174)	$(50)	$(127)
Latin America	(66)	45	15
Europe/Africa/Russia Caspian	(19)	(20)	48
Middle East/Asia Pacific	49	62	31
Industrial Services	(4)	10	22
Total Operations	$(214)	$47	$(11)
Adjusted Operating Profit Before Tax Margin[1,2]
North America	(21.2%)	(2.5%)	(11.2%)
Latin America	(23.8%)	9.1%	3.5%
Europe/Africa/Russia Caspian	(3.1%)	(2.2%)	6.6%
Middle East/Asia Pacific	6.8%	6.8%	3.8%
Industrial Services	(1.6%)	3.5%	7.7%
Total Operations	(8.0%)	1.0%	(0.3%)

1
Adjusted operating profit (loss) before tax is a non-GAAP measure defined as profit (loss) before tax less interest expense and certain identified costs. Adjusted operating profit before tax margin is a non-GAAP measure defined as adjusted operating profit (loss) before tax divided by revenue. Management uses each of these measures because it believes they are widely accepted financial indicators used by investors and analysts to analyze and compare companies on the basis of operating performance and that these measures may be used by investors to make informed investment decisions.

2
Beginning in 2016, we excluded merger and related costs from our operating segments. These costs are now presented as a separate line item in the consolidated condensed statement of income (loss). Prior-year merger and related costs have been reclassified to conform to the current year presentation.

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Innovations to Earnings
The following section provides operational and technical highlights outlining the successes aligned to our strategy.
Efficient Well Construction
Baker Hughes saves trip costs with GaugePro™ concentric reamer for super major in Nigeria. A customer planned to drill the 12 ¼-in. x 14 ¾-in. hole section in three runs using a pilot bit and reamer. After the original service provider was unsuccessful, the customer awarded the work to Baker Hughes. Using the GaugePro™ XPR-D expandable reamer with premium cutter technology, Baker Hughes reamed the interval with minimal vibration to deliver a uniformly in-gauge hole.
Baker Hughes awarded drilling and completions fluids contracts in the Middle East. Baker Hughes won eight large awards ranging from specialty products, such as the PERFORMAX™ and MAXBRIDGE™ water-based systems, to commodity items, such as UNI-CAL™ CF chrome-free lignosulfonate. The award demonstrates Baker Hughes’ leading capabilities in reservoir remediation fluids and high-overbalance specialty water-based muds.
Baker Hughes achieves drilling record in U.S. Eagle Ford. After drilling more than a mile a day in one customer’s Northeast operations in 2014/15, the operator challenged Baker Hughes to drill at the same pace in its newly acquired Eagle Ford acreage. On the second well, more than a mile—5,633 ft (1717 m)—was drilled in a 24-hour period, averaging 5,559 ft (1694 m) per day throughout the lateral. The well was drilled using the AutoTrak™ Curve rotary steerable system with an Ultra MS motor and an AT 505F Baker Hughes bit. These marks established 24-hour drilling records for Baker Hughes; Webb County, Texas; and the customer.
Baker Hughes achieves drilling efficiencies in U.S. Gulf of Mexico. A Gulf of Mexico customer requested that Baker Hughes drill an 8,300-ft (2580-m) intermediate well section within seven days to avoid a separate trip for a BOP function test. Even with issues on the customer’s new rig that postponed the start of work for two days, Baker Hughes completed the well section with more than 24 hours to spare. The Kymera™ hybrid bit drilled at an average rate of penetration of 150 ft/hr (46 m/hr) and achieved large savings for the customer.
Baker Hughes sets presalt drilling record in Brazil’s Santos Basin. Baker Hughes has successfully drilled the fastest presalt well in the Santos Basin of Brazil. The well was drilled to the planned total depth of 16,486 ft (5025 m) with flawless execution and zero non-productive-time in only 25.3 days. To date, the Baker Hughes team has participated in the three fastest presalt wells and seven of the 10 fastest wells in the area.
Baker Hughes installs 18-stage completion in Argentinian unconventional well. Baker Hughes has successfully installed the first FracPoint™ cemented multipoint sleeve completion system in a shale oil well in Argentina. Baker Hughes deployed the 18-stage completion system by placing 54 clusters along 4,921 ft (1500 m) of lateral. The cemented sleeve should help protect the well against collapse during the stimulation phase. The customer plans to stimulate this well along with a parallel lateral to be completed using plug-and-perf technology and later compare the production results from the two wells.
Optimizing Well Production and Increasing Ultimate Recovery
Baker Hughes secures strategic artificial lift system awards in Russia. Baker Hughes was awarded a large share of a three-year high-temperature cable tender for the largest national oil company in Russia. In addition, Baker Hughes signed a five-year contract with the largest independent oil company in Sakhalin to provide electrical submersible pumping (ESP) systems for water production. This project has an opportunity for extension and is the first artificial lift systems contract awarded to Baker Hughes by this customer. In addition, the contract awards Baker Hughes drilling services and drill bits work for 2016 and 2017.

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Baker Hughes receives three-year production chemicals contract in Argentina. Baker Hughes was awarded a three-year contract to provide production chemicals and associated services to treat the produced water from Argentina’s Malargue field, south of the Mendoza province. This contract, which started in February, represents a strategic win that further supports the continued growth of upstream chemicals in Argentina.
Baker Hughes awarded demulsifier supply and related services in three offshore Congo fields. Baker Hughes recently was awarded a contract to supply TRETOLITE™ demulsifiers to three offshore Congo fields. The award to the first field was made after the Baker Hughes TRETOLITE demulsifier program improved performance over the incumbent’s treatment program. The operator later expanded the supply of TRETOLITE demulsifiers to two additional fields and expanded the application of the first field to include downhole and remote satellite applications.
Baker Hughes receives sole-source contract for all process chemicals, water treatment, and finished fuel additives. Baker Hughes was awarded an exclusive, multiyear, multimillion-dollar contract for all process chemicals, water treatment, and finished fuel additives at a northern California refinery. In addition to the benefits from the TOPGUARD™ corrosion risk monitor and VIVID™ smart controller for water treatment, the customer valued the downstream chemicals team's responsiveness and alignment with the customer’s priorities.
Baker Hughes wins reservoir simulation contract in Mexico’s Ayatsil-Tekel block. Baker Hughes secured a significant win to perform four projects in the shallow-water Ayatsil-Tekel block. The scope of the project includes performing a dynamic simulation on nine fields, developing a seismic interpretation and performing velocity modeling of high-resolution 3D seismic data, and constructing a fracture network analysis.
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Supplemental Financial Information
Supplemental financial information can be found on the Company’s website at: www.bakerhughes.com/investor in the Financial Information section under Quarterly Results.
Additional Information
As previously announced in Baker Hughes’ Current Report on Form 8-K filed with the SEC on November 18, 2014, Baker Hughes and Halliburton Company (“Halliburton”) have entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, subject to the satisfaction or waiver of certain conditions, Baker Hughes will be merged with and into a wholly-owned subsidiary of Halliburton (the “Merger”). In connection with this proposed Merger, Halliburton filed with the SEC a registration statement on Form S-4, including Amendments No. 1 and 2 thereto, and a definitive joint proxy statement/prospectus of Baker Hughes and Halliburton and other documents related to the proposed transaction. The registration statement was declared effective by the SEC on February 17, 2015, and the definitive proxy statement/prospectus was mailed to stockholders of Baker Hughes and Halliburton.
On March 27, 2015, Halliburton’s stockholders approved the proposal to issue shares of Halliburton common stock as contemplated by the Merger Agreement. In addition, Baker Hughes’ stockholders adopted the Merger Agreement and thereby approved the proposed combination of the two companies. On July 10, 2015, Baker Hughes and Halliburton entered into a timing agreement with the Antitrust Division of the Department of Justice (the “DOJ”) and the companies subsequently announced an amendment to the timing agreement on September 28, 2015. Pursuant to the amended timing agreement, both companies agreed to extend the period of the DOJ’s review of the Merger to the later of December 15, 2015, or 30 days following the date on which both companies have certified final, substantial compliance with the DOJ’s prior request for additional information under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. On December 16, 2015, Baker Hughes’ and Halliburton’s timing agreement with the DOJ expired. On April 6, 2016, the DOJ filed suit seeking to permanently enjoin completion of the Merger. Baker Hughes and Halliburton previously agreed to extend the period for the parties to obtain required competition approvals to April 30, 2016, as permitted under the Merger Agreement. In addition, the transaction is still subject to regulatory approvals in

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other countries and to customary closing conditions. If, as expected, the DOJ’s lawsuit and review by relevant competition authorities extends beyond April 30, 2016, the Merger Agreement does not terminate automatically; the parties may continue to defend against the DOJ’s lawsuit and seek relevant competition approvals or either of the parties may terminate the Merger Agreement. Baker Hughes cannot predict when, or if, the pending Merger will be completed.
Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, (each a “forward-looking statement”). The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “estimate,” “project,” “foresee,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “potential,” “would,” “may,” “probable,” “likely,” and similar expressions, and the negative thereof, are intended to identify forward-looking statements. There are many risks and uncertainties that could cause actual results to differ materially from our forward-looking statements. These forward-looking statements are also affected by the risk factors described in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2015; and those set forth from time-to-time in other filings with the Securities and Exchange Commission (“SEC”). The documents are available through the Company’s website at: www.bakerhughes.com/investor or through the SEC’s Electronic Data Gathering and Analysis Retrieval (“EDGAR”) system at: www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement.
Our expectations regarding our business outlook and business plans; the business plans of our customers; oil and natural gas market conditions; cost and availability of resources; economic, legal and regulatory conditions, and other matters are only our forecasts regarding these matters.
These forward looking statements, including forecasts, may be substantially different from actual results, which are affected by many risks including the impact of the pending Merger with Halliburton, along with the following risk factors and the timing of any of these risk factors:
Baker Hughes - Halliburton pending Merger - the ability to obtain regulatory approvals for the transaction; the impact of the pending transaction making it more difficult to obtain relationships with customers, employees or suppliers; the inability to retain key personnel; the diversion of the attention of our management; the suspension of our stock repurchase program pursuant to the terms of the Merger Agreement.
Restructuring activities - the ability to successfully implement and adjust the restructuring activities and achieve their intended results.
Economic and political conditions - the impact of worldwide economic conditions; the effect that declines in credit availability may have on worldwide economic growth and demand for hydrocarbons; the ability of our customers to finance their exploration and development plans, coupled with their liquidity constraints; foreign currency exchange fluctuations and changes in the capital markets in locations where we operate; and the impact of government disruptions.
Oil and gas market conditions - the level of petroleum industry exploration, development and production expenditures; the price of, volatility in pricing of, and the demand for crude oil and natural gas; drilling activity; drilling permits for and regulation of the shelf and the deepwater drilling; excess productive capacity; crude and product inventories; LNG supply and demand; seasonal and other adverse weather conditions that affect the demand for energy; severe weather conditions, such as tornadoes and hurricanes, that affect exploration and production activities; Organization of Petroleum Exporting Countries (“OPEC”) policy and the adherence by OPEC nations to their OPEC production quotas.
Terrorism and geopolitical risks - war, military action, terrorist activities or extended periods of international conflict, particularly involving any petroleum-producing or consuming regions; labor disruptions, civil unrest or security conditions where we operate; expropriation of assets by governmental action; cybersecurity risks and cyber incidents or attacks; epidemic outbreaks.

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Price, market share, contract terms, and customer payments - our ability to obtain market prices for our products and services; the ability of our competitors to capture market share; our ability to retain or increase our market share; changes in our strategic direction; the effect of industry capacity relative to demand for the markets in which we participate; our ability to negotiate acceptable terms and conditions with our customers, especially national oil companies, to successfully execute these contracts, and receive payment in accordance with the terms of our contracts with our customers; our ability to manage warranty claims and improve performance and quality; our ability to effectively manage our commercial agents.
Costs and availability of resources - our ability to manage the costs, availability, distribution and/or delivery of sufficient raw materials and components (especially steel alloys, chromium, copper, carbide, lead, nickel, titanium, beryllium, barite, synthetic and natural diamonds, sand, gel, chemicals, and electronic components); our ability to manage energy-related costs; our ability to manage compliance-related costs; our ability to recruit, train and retain the skilled and diverse workforce necessary to meet our business needs and manage the associated costs; the effect of manufacturing and subcontracting performance and capacity; the availability of essential electronic components used in our products; the effect of competition, particularly our ability to introduce new technology on a forecasted schedule and at forecasted costs; potential impairment of assets; unanticipated changes in the levels of our capital expenditures; the need to replace any unanticipated losses in capital assets; labor-related actions, including strikes, slowdowns and facility occupations; our ability to maintain information security.
Litigation and changes in laws or regulatory conditions - the potential for litigation or proceedings and our ability to obtain adequate insurance on commercially reasonable terms; the legislative, regulatory and business environment in the U.S. and other countries in which we operate; outcome of government and legal proceedings, including with respect to the pending Merger, as well as costs arising from compliance and ongoing or additional investigations in any of the countries where the Company does business; new laws, regulations and policies that could have a significant impact on the future operations and conduct of all businesses; laws, regulations or restrictions on hydraulic fracturing; any restrictions on new or ongoing offshore drilling or permit and operational delays or program reductions as a result of the regulations in the Gulf of Mexico and other areas of the world; changes in export control laws or exchange control laws; the discovery of new environmental remediation sites; changes in environmental regulations; the discharge of hazardous materials or hydrocarbons into the environment; restrictions on doing business in countries subject to sanctions; customs clearance procedures; changes in accounting standards; changes in tax laws or tax rates in the jurisdictions in which we operate; resolution of tax assessments or audits by various tax authorities; and the ability to fully utilize our tax loss carry forwards and tax credits.
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Baker Hughes is a leading supplier of oilfield services, products, technology and systems to the worldwide oil and natural gas industry. The Company’s 39,000 employees today work in more than 80 countries helping customers find, evaluate, drill, produce, transport and process hydrocarbon resources. For more information about Baker Hughes, visit: www.bakerhughes.com.